SECOND AMENDMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made and entered into as of February 6, 2009 by and between TEKELEC, a California corporation (the "U.S. Borrower"), Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the "Belgian Borrower", and together with the U.S. Borrower, each a "Borrower" and collectively, the "Borrowers"), the lenders who are or may become a party to this Agreement (collectively, the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the "Administrative Agent").

STATEMENT OF PURPOSE

The Lenders have extended certain credit facilities to the Borrowers pursuant to the Credit Agreement, dated October 2, 2008 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

The Borrowers have requested that the Lenders amend the Credit Agreement pursuant to the terms of this Amendment. Subject to the terms and conditions set forth herein, the Lenders party hereto are willing to agree to such modifications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

  Amendments. Pursuant to Section 14.2 of the Credit Agreement and effective in accordance with Section 3 hereof, the Lenders hereby agree as follows:

  (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition, "Subsidiary" and submitting, in lieu thereof, the following new definition, "Subsidiary" to read as follows:

  "`Subsidiary' means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person, directly or indirectly (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the U.S. Borrower."

  (b) Section 11.1(h) of the Credit Agreement is hereby amended by deleting such subsection (h) in its entirety and substituting, in lieu thereof, the following new subsection (h) to read as follows:

  "(h) Subordinated Indebtedness made in the ordinary course of business owed by any Subsidiary of the U.S. Borrower to the U.S. Borrower or the Belgian Borrower or the Borrowers pursuant to Sections 11.3(f), (g) and (h);"

  (c) Section 11.3(e) of the Credit Agreement is hereby amended by deleting such subsection (e) in its entirety and substituting, in lieu thereof, the following new subsection (e) to read as follows:

  "(e) transfers of money among the Borrowers and the Subsidiaries of either Borrower for the (i) purchase and sale of assets and services in the ordinary course of business consistent with past practices and undertaken in good faith, including without limitation, purchases and sales of inventory among the Borrowers and the Subsidiaries, allocation of revenue and costs related to maintenance contracts and sales and marketing costs, and licensing arrangements among the Borrowers and the Subsidiaries and (ii) general operating expenses, reasonable payroll, rental and travel expenses, allocation of revenue and costs among the Borrowers and the Subsidiaries to reasonably comply with income tax and other tax requirements of any applicable jurisdiction, and other operating expenses in the ordinary course of business consistent with past practices and undertaken in good faith of any Subsidiary of either Borrower;"

  (d) Section 11.3(f) of the Credit Agreement is hereby amended by deleting such subsection (f) in its entirety and substituting, in lieu thereof, the following new subsection (f) to read as follows:

  "(f) from the Closing Date through December 31, 2009, investments, loans and advances by the U.S. Borrower in the Belgian Borrower in connection with the capitalization, start-up, working capital and operating expenses of the Belgian Borrower in an aggregate amount not to exceed $10,000,000 (all such investments, loans and advances to be set forth in the Officer's Compliance Certificate);"

  (e) Section 11.3(g) of the Credit Agreement is hereby amended by deleting such subjection (g) in its entirety and substituting, in lieu thereof, the following new subsection (g) to read as follows:

  "(g) investments, loans and advances not in the ordinary course of business by the U.S. Borrower in any of the Pledged Foreign Subsidiaries and by the Belgian Borrower in Tekelec do Brasil Ltda., and Tekelec France SAS in a collective aggregate amount not to exceed $10,000,000 at any one time outstanding during the term of this Facility;"

  (f) Section 11.3(h) of the Credit Agreement is hereby amended by deleting such subsection (h) in its entirety and substituting, in lieu thereof, the following new subsection (h) to read as follows:

  "(h) investments, loans and advances not in the ordinary course of business by the U.S. Borrower and by the Belgian Borrower in any Subsidiary (other than the Pledged Foreign Subsidiaries) in a collective aggregate amount not to exceed $3,000,000 at any one time outstanding during the term of this Facility; and"

  (g) Section 11.5 of the Credit Agreement is hereby amended by inserting the following new subsection (h) to read as follows:

  "(h) to the extent any of the transactions described in Section 11.3(e) are considered to be `Asset Dispositions' under the provisions of this Section 11.5, such transactions are permitted hereunder."

  Conditions to Effectiveness. Upon receipt by the Administrative Agent of a duly executed counterpart of this Amendment from each Credit Party and the Lenders, this Amendment shall be deemed to be effective as of the date above stated (the "Second Amendment Effective Date").

  Limited Effect of Amendment. Except as expressly modified herein, the Credit Agreement and the Loan Documents shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (b) to prejudice any other right or remedies which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated or otherwise modified from time to time. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the Credit Agreement, the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of lie import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. This Amendment constitutes a "Loan Document" as defined in the Credit Agreement.

  Representations and Warranties. After giving effect to the amendments set forth herein, each Borrower hereby certifies that (a) each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the Second Amendment Effective Date as if fully set forth herein (except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing as of the Second Amendment Effective Date.

  Release. For and in consideration of the agreements of the Administrative Agent and the other Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers hereby forever release and discharge the Administrative Agent and the Lenders, each of their respective officers, directors, employees, agents, affiliates, representatives, successors and assigns (collectively, the "Released Parties") from any and all claims, causes of actions, damages and liabilities of any nature whatsoever, known or unknown, which the Borrowers ever had, now has or might hereafter have against one or more of the Released Parties which relates, directly or indirectly, to the Loan Documents or the transactions relating thereto (collectively "Claim"), to the extent that any such Claim shall be based in whole or in part upon facts, circumstances, actions or events existing on or prior to the date hereof.

  Covenant Not to Sue. The Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Claim released, remised and discharged by the Borrowers pursuant to Section 6 above. If the Borrowers or any of its respective successors, assigns or other legal representatives, or any Loan Party, or its respective successors, assigns, and other legal representatives violates the foregoing covenant, each of the Borrowers, for itself and its respective successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Released Party as a result of such violation.

  Miscellaneous.

    Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York.

    Entire Agreement. This Amendment is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter. In the event there is a conflict or inconsistency between this Amendment and the Credit Agreement, the terms of this Amendment shall control.

    Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties and their beneficiaries, successors and assigns.

    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together constitute one and the same agreement.

    Facsimile Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

TEKELEC,
as Borrower and Borrower Agent

By: /s/ William H. Everett
Name: William H. Everett
Title: EVP & CFO

TEKELEC INTERNATIONAL, SPRL,
as Borrower

By: /s/ William H. Everett
Name: William H. Everett
Title: Manager

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, Issuing
Lender and Lender

By: /s/ C. Douglass Riddle
Name: C. Douglass Riddle
Title: Senior Vice President

THIRD AMENDMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made and entered into as of June 12, 2009 by and between TEKELEC, a California corporation (the "U.S. Borrower"), Tekelec International, SPRL, a societe privee a responsabilité limitée organized under the laws of the Kingdom of Belgium (the "Belgian Borrower", and together with the U.S. Borrower, each a "Borrower" and collectively, the "Borrowers"), the lenders who are or may become a party to this Agreement (collectively, the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the "Administrative Agent").

STATEMENT OF PURPOSE

The Lenders have extended certain credit facilities to the Borrowers pursuant to the Credit Agreement, dated October 2, 2008 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

The Borrowers have requested that the Lenders amend the Credit Agreement pursuant to the terms of this Amendment. Subject to the terms and conditions set forth herein, the Lenders party hereto are willing to agree to such modifications.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

  Amendments. Pursuant to Section 14.2 of the Credit Agreement and effective in accordance with Section 3 hereof, the Lenders hereby agree as follows:

  (a) Section 1.01 of the Credit Agreement shall be amended by adding in alphabetical order the following defined terms and the corresponding definitions thereof:

  "Dollar L/C Deposit" has the meaning assigned thereto in Section 3.1.

  "Foreign L/C Deposit" has the meaning assigned thereto in Section 3.1.

  "Permitted Foreign L/C Currency" means (i) the Euro and (ii) with the prior written consent of the Issuing Lender (in the sole and absolute discretion of the Issuing Lender), any other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars in the United States currency market and freely available to the Issuing Lender in the London interbank deposit market.

  "Permitted Foreign L/C Currency Amount" means with respect to each Letter of Credit issued or extended (or to be issued or extended) in a Permitted Foreign L/C Currency, the amount of such Permitted Foreign L/C Currency which is equivalent to the face amount in Dollars of such Letter of Credit at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (Charlotte, North Carolina time) two (2) Business Days before such Letter of Credit is issued or extended (or to be issued and extended). When used with respect to any other sum expressed in Dollars, "Permitted Foreign L/C Currency Amount" shall mean the amount of such Permitted Foreign L/C Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

  (b) Section 1.01 of the Credit Agreement shall be amended by deleting the definitions of "Business Day", "Dollar Amount", "L/C Obligations", "Reimbursement Obligations" and "U.S. Borrower Guaranty" in their entirety and substituting, in lieu thereof, the following:

  "Business Day" means any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their domestic or international commercial banking business and:

  (a) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any funding, disbursements, settlements and payments in Dollars in respect of any LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

  (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means a TARGET Day; and

  (c) if such day relates to any fundings, disbursements, settlements, issuances and payments in connection with any Letters of Credit in a Permitted Foreign L/C Currency, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

  "Dollar Amount" means (a) with respect to each Loan made or continued (or to be made or continued), or Letter of Credit issued or extended (or to be issued or extended), in Dollars, the principal amount thereof, (b) with respect to each Loan made or continued (or to be made or continued), in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan, at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. London time two (2) Business Days before such Loan is made or continued (or to be made or continued) and (c) with respect to each Letter of Credit issued or extended (or to be issued or extended) in a Permitted Foreign L/C Currency, the amount of Dollars which is equivalent to the face amount of such Letter of Credit, at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. London time two (2) Business Days before such Letter of Credit is issued or extended (or to be issued or extended). When used with respect to any other sum expressed in an Alternative Currency or a Permitted Foreign L/C Currency, "Dollar Amount" shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency or Permitted Foreign L/C Currency, as applicable, at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

  "L/C Obligations" means at any time, the Dollar Amount equal to the sum of (a) the aggregate undrawn and unexpired amount of then outstanding Letters of Credit, (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5, and (c) all other interest, indemnities, Reimbursement Obligations, commissions, fees and expenses owed to the Issuing Lender and Administrative Agent pursuant to Article III.

  "Reimbursement Obligation" means the obligation of each Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

  "U.S. Borrower Guaranty" means the unconditional guaranty by the U.S. Borrower of the payment of the Obligations of the Borrowers under Article IV of this Agreement.

  (c) Section 2.7 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting, in lieu thereof, the following new Section 2.7, to read as follows:

  "SECTION 2.7 Nature of Obligations; Bankruptcy Limitations; Agreement for Contribution.

  (a) Nature of Obligations. The Borrowers shall be jointly and severally liable for (x) any Revolving Credit Obligations denominated in the Alternative Currency and (y) any L/C Obligations of the Belgian Borrower. The Belgian Borrower shall not be liable for any Revolving Credit Loans in Dollars made to the U.S. Borrower or any L/C Obligations of the U.S. Borrower.

  (b) Bankruptcy Limitations. Notwithstanding anything to the contrary contained in this Agreement, it is the intention of each Borrower, the Administrative Agent and the Revolving Credit Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Borrower or its assets, the amount of such Borrower's obligations with respect to the Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.7(c). To that end, but only in the event and to the extent that after giving effect to Section 2.7(c), such Borrower's obligations with respect to Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this Section 2.7(b), be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.7(c), the amount of such Borrower's obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower's obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this Section 2.7(b) and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Obligations as limited by the first sentence of this Section 2.7(b) shall in all events remain in full force and effect and be fully enforceable against such Borrower. The first sentence of this Section 2.7(b) is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder against such Borrower in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Borrower nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

  (c) Agreement for Contribution. The Borrowers hereby agree among themselves that, if the U.S. Borrower shall make an Excess Payment (as defined below) in connection with any Alternative Currency Loans made to the Belgian Borrower or any L/C Obligations of the Belgian Borrower, the U.S. Borrower shall have a right of contribution from the Belgian Borrower for such Excess Payment. The payment obligations of the U.S. Borrower under this Section 2.7(c) shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full, and neither Borrower shall exercise any right or remedy under this Section 2.7(c) against the other Borrower until the Obligations have been paid in full. For purposes of this Section 2.7(c), "Excess Payment" shall mean the amount paid by the U.S. Borrower for (x) any Revolving Credit Obligations in connection with Alternative Currency Loans made to the Belgian Borrower and (y) any L/C Obligations of the Belgian Borrower. No Borrower shall have any right of subrogation, indemnity or reimbursement under Applicable Law in respect of any payment of Revolving Credit Obligations or L/C Obligations (other than the contribution rights set forth in this Section 2.7(c)) against the other Borrower. No Person other than a Lender or Borrower may rely on the provisions of this Section 2.7(c). Notwithstanding the foregoing, should no Default or Event of Default exist or be caused thereby, the Belgian Borrower may reimburse the U.S. Borrower for any Excess Payment."

  (d) Article III of the Credit Agreement is hereby amended by deleting such Article in its entirety and substituting, in lieu thereof, the following new Article III, to read as follows:

  "ARTICLE III

  LETTER OF CREDIT FACILITY

  SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender agrees to issue commercial letters of credit and standby letters of credit (collectively, "Letters of Credit") for the account of either Borrower on any Business Day from the Closing Date to but not including the fifth (5th) Business Day prior to the Letter of Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if (a) after giving effect to such issuance, the Dollar Amount of such L/C Obligations would exceed the Dollar Amount of the L/C Commitments or (b) prior to such issuance, (1)(i) in the case of a request for a Letter of Credit by either Borrower in Dollars, the U.S. Borrower has not deposited with the Administrative Agent an amount in Dollars (or other liquid assets acceptable to the Administrative Agent (in its sole discretion) subject to the Administrative Agent's standard advance rates or margin requirements for such liquid assets) equal to the face amount of such Letter of Credit to be issued (the "Dollar L/C Deposit") or (ii) in the case of a request for a Letter of Credit by either Borrower in the Permitted Foreign L/C Currency, the U.S. Borrower has not deposited with the Administrative Agent an amount in Dollars (or other liquid assets acceptable to the Administrative Agent (in its sole discretion) subject to the Administrative Agent's standard advance rates or margin requirements for such liquid assets) equal to the Dollar Amount of one hundred and twenty percent (120%) of the face amount of such Letter of Credit to be issued (the "Foreign L/C Deposit" and together with the Dollar L/C Deposit, the "L/C Deposit"). Each Letter of Credit shall (a) be denominated in either Dollars or a Permitted Foreign L/C Currency, (b) shall be in minimum amounts of $25,000 (or the Permitted Foreign L/C Currency Amount thereof with respect to any Letter of Credit denominated in a Permitted Foreign L/C Currency), or such lesser amount as agreed to by the Issuing Lender, (c) be a commercial letter of credit or standby letter of credit issued to support obligations of the applicable Borrower or any of their Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (d) expire on a date that is no later than the one-year anniversary of the Letter of Credit Maturity Date (or such later date as may be approved by the Issuing Lender in its sole and absolute discretion) and (e) be subject to the Uniform Customs (for commercial letters of credit) and/or ISP98 (for standby letters of credit), as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

  SECTION 3.2 Procedure for Issuance of Letters of Credit. Either Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering (a) to the Issuing Lender at the Administrative Agent's Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request (which information shall include the currency (Dollars or the Permitted Foreign L/C Currency) in which the Letter of Credit shall be denominated) and (b) the applicable L/C Deposit by the U.S. Borrower. Upon receipt of a completed Letter of Credit Application and the applicable L/C Deposit, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith (the "L/C Support Documents") in accordance with its customary procedures and, so long as such Letter of Credit Application, the L/C Support

  Documents and any language necessary for the requested Letter of Credit are finalized in form and substance satisfactory to the Issuing Lender (in the sole discretion of the Issuing Lender), subject to Section 3.1 and Article VI, the Issuing Lender shall issue the Letter of Credit requested thereby within five (5) Business Days by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the applicable Borrower. The Issuing Lender shall promptly furnish to the applicable Borrower a copy of such Letter of Credit.

  SECTION 3.3 Commissions and Other Charges.

  (a) Issuance Fee. The Borrower requesting a Letter of Credit hereunder (or requesting an extension of a Letter of Credit hereunder) shall pay in advance to the Issuing Lender an issuance fee (or extension fee, as applicable) with respect to such Letter of Credit equal to the Dollar amount of the face amount of such Letter of Credit multiplied by one-half of one percent (0.500%) per annum calculated and/or pro-rated from the date of issuance (or extension) of such Letter of Credit to the expiration date of such Letter of Credit. Such issuance fee (or extension fee) shall be due and payable in advance in full on the date of issuance (or date of extension) of a requested Letter of Credit.

  (b) Other Costs. In addition to the foregoing fees and commissions, the Borrower requesting such Letter of Credit hereunder shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. For clarification purposes, unless otherwise agreed by the Issuing Lender, the commissions, fees, charges, costs and expenses of the Borrowers payable pursuant to Article III shall be payable in Dollars (and in the applicable Dollar Amount for Letters of Credit denominated in the Permitted Foreign L/C Currency).

  SECTION 3.4 Reimbursement Obligation of the Borrowers. (a) In the event of any drawing under any Letter of Credit, the applicable Borrower that requested such Letter of Credit agrees to reimburse, in same day funds in the applicable currency in which such Letter of Credit was denominated (either Dollars or a Permitted Foreign L/C Currency) the Issuing Lender on each date on which the Issuing Lender notifies such Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3 incurred by the Issuing Lender in connection with such payment (other then those payable pursuant to Section 3.5(c) below). If the applicable Borrower shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

  (b) Exchange Indemnification and Increased Costs. The applicable Borrower that requested such Letter of Credit shall, upon demand from any Issuing Lender, pay to such Issuing Lender, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender, (iii) any currency exchange loss, in each case that such Issuing Lender sustains as a result of such Borrower's repayment in Dollars of any Letter of Credit denominated in an Permitted Foreign L/C Currency. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

  SECTION 3.5 Obligations Absolute. Each of the Borrower's obligations under this Article III (including, without limitation, the Reimbursement Obligations) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which either Borrower may have or has had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees that the Issuing Lender shall not be responsible for, and each of the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. Each of the Borrower's agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on each Borrower and shall not result in any liability of the Issuing Lender to the either Borrower. The responsibility of the Issuing Lender to either Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

  SECTION 3.6 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

  SECTION 3.7 Collateral. (a) The U.S. Borrower hereby grants to the Issuing Lender a security interest in the following collateral (collectively, the "L/C Collateral") as collateral security for the prompt payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the L/C Obligations of both the U.S. Borrower and the Belgian Borrower: all L/C Deposits for all issued and outstanding Letters of Credit of both Borrowers, and in all events, all and any replacements, substitutions, profits, products, cash and non-cash proceeds of the foregoing in any form and wherever located and all books and records in whatever form maintained in connection with such L/C Collateral. If at any time, the aggregate amount of Foreign L/C Deposits is less than one hundred and twenty percent (120%) of the Dollar Amount (as determined by the Administrative Agent under Section 3.7(b), which determination shall be conclusive absent manifest error) of the aggregate amount of all Letters of Credit denominated in Permitted Foreign L/C Currency of both Borrowers, the U.S. Borrower shall make an additional L/C Deposit in Dollars in an amount equal to such deficiency (such amount to be held as additional Foreign L/C Deposits). In addition, if at any time, the Issuing Lender believes, in its reasonable discretion, that it is under-collateralized in connection with any Letters of Credits denominated in Permitted Foreign L/C Currency, the U.S. Borrower shall, upon request of the Issuing Lender, make additional L/C Deposits to adequately collateralize the Issuing Lender in amounts as reasonably determined by the Issuing Lender.

  (b) Compliance and Payments. The Borrowers' compliance with this Section 3.7 shall be tested at any time and from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on (A) the date on which either Borrower requests the Lenders issue or extend a Letter of Credit and (B) the date an interest payment is due under Section 5.1(d). Each such repayment pursuant to this Section 3.7 shall be accompanied by any amount required to be paid pursuant to Section 5.9."

  (e) Section 5.1(c) of the Credit Agreement is hereby amended by deleting such subsection (c) in its entirety and substituting, in lieu thereof, the following new subsection (c) to read as follows:

  "(c) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Alternative Currency Loans or, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans, Letters of Credit and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the U.S. Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign."

  (f) Section 5.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting, in lieu thereof, the following new Section 5.4 to read as follows:

  "SECTION 5.4 Manner of Payment.

  (a) Loans Denominated in Dollars and Letters of Credit. Each payment by the either Borrower on account of the principal of or interest on any Loan or any Letter of Credit denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit) payable to the Lenders (or the Issuing Lender) under this Agreement (except as set forth in Section 5.4(b) and (c)) shall be made in Dollars not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. With respect to each Letter of Credit, each payment of the Issuing Lender's fees commissions shall be made in like manner, but for the account of the Issuing Lender.

  (b) Loans Denominated in the Alternative Currency. Each payment by either Borrower on account of the principal of or interest on the Loans denominated in any Alternative Currency shall be made in such Alternative Currency (or as agreed to in writing by the Administrative Agent, in Dollars) no later than 11:00 a.m. (the time of the Administrative Agent's Correspondent) on the date specified for payment under this Agreement to the Administrative Agent's account with the Administrative Agent's Correspondent for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Administrative Agent's Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent's Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

  (c) Letters of Credit Denominated in the Permitted Foreign L/C Currency. Each payment by either Borrower on account of any Letter of Credit denominated in a Permitted Foreign L/C Currency (including the Reimbursement Obligations with respect to any Letter of Credit denominated in a Permitted Foreign L/C Currency) shall be made in such Permitted Foreign L/C Currency (or as agreed to in writing by the Administrative Agent, in Dollars) no later than 11:00 a.m. (the time of the Issuing Lender) on the date specified for payment under this Agreement to the Issuing Lender's account in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (the time of the Issuing Lender) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Issuing Lender) shall be deemed to have been made on the next succeeding Business Day for all purposes. With respect to each Letter of Credit denominated in an Permitted Foreign L/C Currency, each payment to the Administrative Agent of the Issuing Lender's fees or commissions shall be made in like manner, but for the account of the Issuing Lender .

  (d) Upon receipt by the Administrative Agent of each payment set forth in Section 5.4(a), (b) and (c) above, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender's fees shall be made in like manner, but for the account of the Issuing Lender. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment."

  (g) Sections 5.8, 5.9, 5.10, 5.11 and 5.12 of the Credit Agreement are hereby amended by deleting such Sections in their entirety and substituting, in lieu thereof, the following new Sections 5.8, 5.9, 5.10, 5.11 and 5.12 to read as follows:

  "SECTION 5.8 Changed Circumstances.

  (a) Circumstances Affecting LIBOR Rate, Alternative Currency and Permitted Foreign L/C Currency Availability. If with respect to any Interest Period for any LIBOR Rate Loan or with respect to any Letter of Credit in a Permitted Foreign L/C Currency the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in the Alternative Currency in the applicable amounts are not being quoted on Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to the Alternative Currency or Permitted Foreign L/C Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in the Alternative Currency or such Letter of Credit in the Permitted Foreign L/C Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower Agent. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans, Alternative Currency Loans or Letters of Credit in such Permitted Foreign L/C Currency, as applicable, and the right of the Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended, and the

  Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or Alternative Currency Loan, as applicable, or, in the case of a Loan made to the U.S. Borrower, convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan in Dollars as of the last day of such Interest Period; provided that if the U.S. Borrower elects to make such conversion, the U.S. Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

  (b) Laws Affecting LIBOR Rate, Alternative Currency and Permitted Foreign L/C Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, any Alternative Currency Loan or a Letter of Credit in a Permitted Foreign L/C Currency, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Agent and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Agent that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, Alternative Currency Loans or Letters of credit in such Permitted Foreign L/C Currency, as applicable, and the right (if any) of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended and thereafter the U.S. Borrower may select only Base Rate Loans hereunder and the Belgian Borrower shall not be permitted to make any borrowings under this Agreement, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, to the end of then current Interest Period applicable thereto as a LIBOR Rate Loan or Alternative Currency Loan, as applicable, the applicable LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall immediately be repaid, together with accrued interest thereon and any amount payable under Section 5.9, or converted (if a LIBOR Rate Loan in Dollars to the U.S. Borrower) to a Base Rate Loan in Dollars for the remainder of such Interest Period; provided that if the U.S. Borrower elects to make such conversion, the U.S. Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

  (c) Exchange Indemnification and Increased Costs. Each of the U.S. Borrower and Belgian Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the

  Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the Euro or any Permitted Foreign L/C Currency, or (iv) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by such applicable Borrower in a currency other than that originally extended to such Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

  SECTION 5.9 Indemnity. Each of the U.S. Borrower and Belgian Borrower hereby agrees to indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan or Letter of Credit (a) as a consequence of any failure by a Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, an Alternative Currency Loan or a Letter of Credit in a Permitted Foreign L/C Currency, (b) due to any failure of a Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan, an Alternative Currency Loan or a Letter of Credit in a Permitted Foreign L/C Currency on a date other than the last day of the Interest Period therefor; provided, however, that the Belgian Borrower shall only be responsible for any indemnification owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower Agent through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

  SECTION 5.10 Increased Costs.

  (a) Increased Costs Generally. If any Change in Law shall:

  (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

  (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.11 and the imposition of, or any change in the rate of any Excluded Taxes payable by such Lender or the Issuing Lender); or

  (iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan or an Alternative Currency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Lender, the applicable Borrower shall promptly pay to any such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower.

  (b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrowers shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower.

  (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower Agent shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

  (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

  SECTION 5.11 Taxes.

  (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if either Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

  (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

  (c) Indemnification by Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

  Governmental Authority; provided, however, that the Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

  (d) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that a Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

  (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

  (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

  (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

  (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by

  Applicable Law to permit the Borrower Agent to determine the withholding or deduction required to be made.

  (e) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

  (f) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment and the L/C Commitment.

  SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

  (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires either Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different Lending Office for funding, issuing or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower Agent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

  (b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, or if any Lender defaults in its obligation to fund Loans or Letters of Credit hereunder, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

  (i) the Borrower Agent shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

  (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts),

  (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter, and

  (iv) such assignment does not conflict with Applicable Law.

  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply."

  (h) Section 5.14 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting, in lieu thereof, the following new Section 5.14 to read as follows:

  "SECTION 5.14 Regulatory Limitation. In the event, as a result of increases in the value of the Alternative Currency or the Permitted Foreign L/C Currency against the Dollar or for any other reason, the obligation of any of the Lenders or Issuing Lender to make Loans or Letters of Credit (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. 84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. 84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Revolving Credit Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself)."

  (i) Section 6.3(d) of the Credit Agreement is hereby amended by deleting such subsection (d) in its entirety and substituting, in lieu thereof, the following new subsection (d) to read as follows:

  "(d) Compliance with Borrowing Limits. The U.S. Borrower and the Belgian Borrower shall have demonstrated compliance with Sections 2.4(b) and 3.7, as applicable, (i) on the borrowing, conversion or continuation date with respect to such Revolving Credit Loan or after giving effect to the such Revolving Credit Loans to be made, converted or continued on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date."

  (j) Section 8.1(c) of the Credit Agreement is hereby amended by deleting such subsection (c) in its entirety and substituting, in lieu thereof, the following new subsection (c) to read as follows:

  "(c) Accounts Receivable Aging. The Borrower Agent shall deliver to the Administrative Agent, (x) within forty-five (45) days after the end of each the first three fiscal quarters of each Fiscal Year and (y) within one hundred and twenty (120) days after the end of each Fiscal Year, (commencing with the fiscal quarter ended September 30, 2008), a reconciliation of Consolidated trade accounts receivable (which shall be net of applicable reserves (as determined in accordance with GAAP) and which shall agree to the U.S. Borrower's publicly filed financial statements on Form 10-K and Form 10-Q), to the Borrowers' Eligible Accounts Receivable, which will include the customer name and customer account balance for each trade account receivable that does not constitute an Eligible Account Receivable. The Borrower Agent shall provide, at the Administrative Agent's request (but no more frequently than quarterly), (i) the aged trial balances that comprise the Borrowers Consolidated trade accounts receivable balance (including, without limitation, sufficient information and assistance from the Borrower Agent to verify the Borrower's ineligible accounts receivable and Eligible Accounts Receivables and (ii) a revised Schedule 7.1(l)."

  (k) Section 9.11 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting, in lieu thereof, the following new Section 9.11, to read as follows:

  "SECTION 9.11 Maintenance of Depository Relationship. The Borrower Agent shall establish and maintain their primary domestic deposit accounts, cash management and treasury management services with the Administrative Agent and/or any Affiliates of the Administrative Agent (including Wells Fargo Bank, N.A.)."

  (l) Section 12.2(c) of the Credit Agreement is hereby amended by deleting such subsection (c) in its entirety and substituting, in lieu thereof, the following new subsection (c) to read as follows:

  "(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers' Obligations; provided, however, that the

  Belgian Borrower shall only be responsible for any such amounts owed in connection with Alternative Currency Loans and any Letters of Credit requested by the Belgian Borrower (including, without limitation, all principal, interest, fees, indemnities, documented out-of-pocket expenses, reasonable legal fees or other amounts owed under this connection with this Agreement in connection with such Alternative Currency Loans or Letters of Credit)."

  (m) Section 14.3(a) of the Credit Agreement is hereby amended by deleting such subsection (a) in its entirety and substituting, in lieu thereof, the following new subsection (a) to read as follows:

  "(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit."

  Conditions to Effectiveness. Upon satisfaction of each of the following conditions, this Amendment shall be deemed to be effective as of the date above stated (the "Third Amendment Effective Date"):

  (a) The Administrative Agent shall have received an executed original of this Amendment by each Borrower and the Lenders;

  (b) The Administrative Agent shall have received an amendment fee of $25,000 from the Borrowers to induce the Lender to enter into this Amendment;

  (c) The Administrative Agent shall have received executed copies of the resolutions duly adopted by the board of directors or other governing body of each of the Borrowers, as applicable, authorizing the transactions contemplated hereby and the execution, delivery and performance of this Amendment; and

  (d) The receipt by the Administrative Agent of any other documents or instruments reasonably requested by the Administrative Agent in connection with the execution of this Amendment.

  Limited Effect of Amendment. Except as expressly modified herein, the Credit Agreement and the Loan Documents shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (b) to prejudice any other right or remedies which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated or otherwise modified from time to time. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the Credit Agreement, the Notes and each of the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of lie import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. This Amendment constitutes a "Loan Document" as defined in the Credit Agreement.

  Representations and Warranties. After giving effect to the amendments set forth herein, each Borrower hereby certifies that (a) each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the Third Amendment Effective Date as if fully set forth herein (except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing as of the Third Amendment Effective Date.

  Release. For and in consideration of the agreements of the Administrative Agent and the other Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers hereby forever release and discharge the Administrative Agent and the Lenders, each of their respective officers, directors, employees, agents, affiliates, representatives, successors and assigns (collectively, the "Released Parties") from any and all claims, causes of actions, damages and liabilities of any nature whatsoever, known or unknown, which the Borrowers ever had, now has or might hereafter have against one or more of the Released Parties which relates, directly or indirectly, to the Loan Documents or the transactions relating thereto (collectively "Claim"), to the extent that any such Claim shall be based in whole or in part upon facts, circumstances, actions or events existing on or prior to the date hereof.

  Covenant Not to Sue. The Borrowers, on behalf of themselves and their successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Released Party that they will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Claim released, remised and discharged by the Borrowers pursuant to Section 6 above. If the Borrowers or any of their respective successors, assigns or other legal representatives, or any Loan Party, or its respective successors, assigns, and other legal representatives violates the foregoing covenant, each of the Borrowers, for itself and its respective successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Released Party as a result of such violation.

  Miscellaneous.

    Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New York.

    Entire Agreement. This Amendment is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter. In the event there is a conflict or inconsistency between this Amendment and the Credit Agreement, the terms of this Amendment shall control.

    Successors and Assigns. This Amendment shall be binding on and inure to the benefit of the parties and their beneficiaries, successors and assigns.

    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together constitute one and the same agreement.

    Continued Perfection. The Borrowers consent to the filing by the Administrative Agent of appropriate UCC-3 Financing Statement Amendments adding the applicable L/C Collateral against the U.S. Borrower.

    Obligation to Pay Fees/Costs. The Borrowers acknowledge that Section 14.3(a) of the Credit Agreement requires that Borrowers pay all reasonable outstanding fees and out-of-pocket charges and other expenses of the Administrative Agent for the preparation of this Amendment, including, without limitation, all outstanding K&L Gates LLP legal fees.

    Belgian Legal Opinion. Within thirty (30) days after the Third Amendment Effective Date, the Administrative Agent shall have received a favorable opinion of Belgian counsel addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, with respect to this Amendment, the Collateral and such other matters as the Lenders shall request. Should the Borrowers default on the obligations hereunder, such default shall be deemed an "Event of Default" under the Credit Agreement and the other Loan Documents, and immediately after the passage of the applicable date set forth herein, and without any rights to cure provided for in the Credit Agreement and in the Loan Documents, the Lender shall be entitled to exercise all of its remedies under the Credit Agreement and the other Loan Documents.

    Facsimile Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

TEKELEC,
as Borrower and Borrower Agent

By:          /s/ William H. Everett
Name:    William H. Everett
Title:      SVP & CFO

TEKELEC INTERNATIONAL, SPRL,
as Borrower

By:          /s/ William H. Everett
Name:    William H. Everett
Title:      Director

AGENTS AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, Issuing
Lender and Lender

By:          /s/ C. Douglas Riddle
Name:    C. Douglas Riddle
Title:       Sr. Vice President